Exhibit 99.1

        PAYLESS SHOESOURCE REPORTS JANUARY SAME-STORE SALES RESULTS

     TOPEKA, Kan., Feb. 3 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales decreased 3.0 percent during the January reporting period, the four weeks ended January 29, 2005.

     Company sales totaled $138.6 million, a 3.3 percent increase from $134.1 million during fiscal January of last year.

     For the fourth quarter, same-store sales decreased by 2.7 percent. Total sales for the fourth quarter 2004 were $629.1, compared with $644.4 million in fourth quarter 2003. Total sales for fiscal 2004 were $2.77 billion, compared with $2.78 billion during fiscal 2003. Same-store sales decreased 0.9 percent during fiscal 2004.

     Sales were as follows (unaudited):

                       JANUARY SALES (DOLLARS IN MILLIONS)

                                     Percent          Same-Store Sales**
         Fiscal        Fiscal       Increase/             Percent
          2004*         2003       (Decrease)        Increase/(Decrease)
        --------      --------     ----------        -------------------
        $  138.6      $  134.1        3.3%                  (3.0)%

                     4TH QUARTER SALES (DOLLARS IN MILLIONS)

                                     Percent          Same-Store Sales**
         Fiscal        Fiscal       Increase/             Percent
          2004*         2003       (Decrease)        Increase/(Decrease)
        --------      --------     ----------        -------------------
        $  629.1      $  644.4       (2.4)%                 (2.7)%

                    YEAR-TO-DATE SALES (DOLLARS IN BILLIONS)

                                     Percent          Same-Store Sales**
         Fiscal        Fiscal       Increase/             Percent
          2004*         2003       (Decrease)        Increase/(Decrease)
        --------      --------     ----------        -------------------
        $   2.77      $   2.78       (0.6)%                 (0.9)%

     * Effective with the end of 2003, the fiscal year for operations in the company's Latin American region is based on a December 31 year-end. Operations in the company's Latin American region (177 stores) and Japan are currently included in total company results on a one-month lag relative to results from other regions. To facilitate this change, January 2004 excluded sales in Latin America. Consistent with all months after January 2004, January 2005 sales include sales in the company's stores in Latin America and Japan from the previous month, (December
        2004). Excluding these sales, total company sales in January 2005 would have been less than the reported January 2004 sales.

     ** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company's Latin American region. In addition, beginning in October, all Parade stores and the North American Payless ShoeSource stores that are part of the company's previously announced strategic initiatives are excluded from same-store sales results. Revenues from these stores are included in the company's total sales until the stores close. Third-party liquidation sales are recognized at the time the sale is made to the customer, are calculated based upon contractually guaranteed amounts pursuant to our agreements with liquidators and are net of associated fees.

     Through targeted promotions and inventory receipt management, the company succeeded in its goal to end the year with its inventory appropriately positioned for Spring 2005. Based on initial estimates, the level of inventory per store at fiscal year-end 2004 is expected to be lower than fiscal year-end 2003, and the company has reduced its store count by approximately 8% since the end of fiscal 2003. In addition, the company's financial condition remains strong. Long-term debt was unchanged in 2004 and the company had no borrowings on its Revolving Credit Facility at year-end.

     Progress on Strategic Initiatives
     In August 2004 the company announced a series of strategic initiatives as part of a plan designed to sharpen the company's focus on its core business strategy, reduce expenses, accelerate decision-making, increase profitability, improve operating margin, and build value for shareowners over the long-term. The initiatives included exiting Parade, Peru and Chile; the closing of approximately 260 additional Payless ShoeSource stores; the reduction of wholesale businesses that provide no significant growth opportunity; and a reduction of the company's expense structure.

     The total costs relating to the strategic initiatives are likely to be near the low end of the previously disclosed range of $70 million to $80 million. The company expects to incur substantially all such costs in fiscal 2004. In accordance with Statement of Financial Accounting Standards No. 144, the company intends to treat certain operations associated with the strategic initiatives as discontinued operations in its financial statements for 2004, and will also report past performance accordingly.

     The company intends to report financial results for the fourth quarter and fiscal year 2004 on Tuesday, March 1, 2005.

     Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of January 2005, the Company operated a total of 4,640 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

     This release contains forward-looking statements relating to anticipated financial performance, strategic alternatives, and the impacts of such alternatives on anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending October 30, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     For additional information regarding January 2005 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626- 3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
     -0-                             02/03/2005
     /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /
     (PSS)